Exhibit 10.14

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Binding Term Sheet

between NBCUniversal Media, LLC and BuzzFeed, Inc.

This Binding Term Sheet (“Term Sheet”) is intended to outline the high-level terms of an agreement between NBCUniversal Media, LLC (“NBCU”) and BuzzFeed, Inc. (“BuzzFeed”) and shall constitute a binding agreement between the parties until more detailed amendments to the Amended and Restated Binding Term Sheet, effective as of November 7, 2016, as amended (the “Agreement”) and other relevant agreements addressing the matters set forth herein are entered into. Unless otherwise defined in this Term Sheet, capitalized terms in this Term Sheet will have the same meaning as set forth in the Agreement.

1. Parties	NBCUniversal Media, LLC (“NBCU”). BuzzFeed, Inc. (“BuzzFeed”).
2. Effective Date	This Term Sheet shall become effective automatically upon the consummation of (i) the transaction proposed by the Project Bolt Preliminary Term Sheet, dated February 26, 2021, between BuzzFeed and 890 5th Avenue Partners, Inc. (the “SPAC”), which contemplates a potential merger transaction involving BuzzFeed and the SPAC, or (ii) any similar transaction involving the SPAC (any transaction within the meaning of clauses (i) or (ii) above, the “Transaction”). This Term Sheet shall be of no further force and effect if the Transaction is not consummated on or before March 31, 2022.
3. Term	The term of this Term Sheet will commence on the Effective Date and continue for a period of three (3) years, unless earlier terminated as permitted under the Agreement (the “Term”). Notwithstanding the foregoing, if at any time during the Term, NBCU realizes $400mm or more in value for the NBCU Base Shares (as such term is defined in that certain escrow agreement among, PNC Bank, National Association, NBCU and Jonah Peretti, dated on or about the date hereof (the “Escrow Agreement”)), whether (x) through sale of some or all of the NBCU Base Shares for aggregate value that exceeds $400mm, (y) by the SPAC achieving a Transfer Date SPAC Share Price (as defined in the Escrow Agreement) that, when multiplied by the number of NBCU Base Shares held by NBCU on the Transfer Date (as defined in the Escrow Agreement), results in a value for such NBCU Base Shares as of the Transfer Date that exceeds $400mm or (z) any combination of (x) and (y)), then BuzzFeed shall have the right to terminate this Term Sheet (and any related commercial agreement), as of the Transfer Date.

4. Marketing

●     During the Term, NBCU will continue to be entitled to the Marketing Discount Rate Card (as defined in the Agreement), which for the avoidance of doubt will be at least as favorable as the price and terms granted by BuzzFeed to any prior BuzzFeed advertiser purchasing similar BuzzFeed marketing campaigns within the prior six (6) months on a rolling basis.

●      During the Term, BuzzFeed will provide marketing value at no cost to NBCU, its affiliates (i.e., any entity that, as of the Effective Date, or thereafter at the applicable time, directly or indirectly now or hereafter controls, is controlled by or is under common control with NBCU) and joint ventures (collectively, the “NBCU Entities”), and their respective brands, as directed by NBCU, which marketing value shall be in the form of editorial promotion across the digital properties (i.e., www.buzzfeed.com, www.huffpost.com and other websites and applications) owned by, and operated by or on behalf of, BuzzFeed (the “BuzzFeed Platform”), as well as third-party social media platforms, including without limitation:

o       BuzzFeed will insert a call-to-action approved by NBCU (which approval shall not be unreasonably withheld or delayed) directing users to an NBCU Entity streaming service (“CTA”) from editorial content across the BuzzFeed Platform and social media platforms, as well as links to relevant content as set forth below, in accordance with the following terms:

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▪      BuzzFeed editorial content featuring NBCU Entities’ shows or intellectual property published on social media will include a CTA and a link to the related editorial content on the BuzzFeed Platform or to the related content on the applicable NBCU Entity streaming service. For clarity, editorial content published on social media that does not have an editorial counterpart on the BuzzFeed Platform shall link back to related content on the applicable NBCU Entity streaming service. BuzzFeed editorial content featuring NBCU Entities’ shows or intellectual property published on the BuzzFeed Platform will include a CTA and a link to the relevant content on the applicable NBCU Entity streaming service.

▪      BuzzFeed will develop and pilot a custom tool in partnership with NBCU, at BuzzFeed’s sole expense, which imports NBCU Entities’ show titles on the BuzzFeed Platform and adds a CTA and link to relevant content on the applicable NBCU Entity streaming service. For the avoidance of doubt, BuzzFeed’s obligation to deliver the Impression Guarantee set forth below will not be reduced by any failure in such tool.

▪      Using highly skilled and experienced editors designated by BuzzFeed, BuzzFeed shall create and publish across the BuzzFeed Platform and third- party social media platforms content integrating NBCU Entities’ intellectual property, on an ongoing basis throughout the Term, including without limitation, “best of”, “trending”, [***]. Such services shall have a value of $[***] per contract year, and shall be provided at BuzzFeed’s sole expense. Such editors will include the following in such content: (a) with respect to content posted on social media, a CTA and a link to the related editorial content on the BuzzFeed Platform or to the related content on the applicable NBCU Entity streaming service, and (b) with respect to editorial content published on the BuzzFeed Platform, a CTA and a link to the relevant content on the applicable NBCU Entity streaming service.

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NBCU and BuzzFeed will meet quarterly to assess performance metrics for such content against the contract goal (i.e. the Impression Guarantee, as set forth below). Such editors shall constitute employees of BuzzFeed and not NBCU, and BuzzFeed shall control all terms and conditions of their employment and be solely responsible for directing their work.

o       BuzzFeed guarantees delivery of at least $1M in marketing value during each year of the Term in the form of at least [***] non-fraudulent impressions promoting NBCU Entities’ brands across the BuzzFeed Platform and third-party social media platforms with CTA’s and relevant links in accordance with the terms set forth in this section 4 (the “Impression Guarantee”), at no cost to NBCU. BuzzFeed will use reasonable efforts to provide such marketing value in an amount each month as reasonably requested by NBCU (e.g., NBCU will have the right to request, and BuzzFeed will use reasonable efforts to accommodate, provision of a higher marketing value in one month than another around the launch of a new show or movie), for the benefit of NBCU Entities.

5. Licensed Content

BuzzFeed and NBCU hereby agree as follows, which such terms shall be incorporated into content licenses to Peacock and any other NBCU Entity streaming services selected by NBCU during the Term in a form substantially similar to that attached hereto as Exhibit A, to be signed by the parties:

•      BuzzFeed grants to NBCU the right to make available on the applicable NBCU Entity streaming service during each year of the Term at least one (1) new season of each of at least three (3) BuzzFeed series (i.e., a total of at least 3 new seasons during each year of the Term) (the “Licensed Content”) on an exclusive basis during a 3-day early premiere window and on a non-exclusive basis during the remainder of the Term. The Licensed Content will include select “Tasty” shows as well as at least two (2) other series to be mutually agreed by the parties. For clarity, the Licensed Content will include a total of at least nine (9) new seasons during the entirety of the Term, which may be from three (3) or more mutually agreed series. The parties will work in good faith to test shows, discuss in good faith how to optimize the content and make any changes to the series as mutually agreed.

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•      On an ongoing basis during the Term, BuzzFeed will provide promotion of the availability of the Licensed Content on the applicable NBCU Entity streaming service across the BuzzFeed Platform and third-party social media platforms, at a value of $[***] per contract year, which such promotion will occur across the YouTube community tab, end cards, social media and display ads with a CTA and link driving to the applicable Licensed Content on the applicable NBCU Entity streaming service.

•      In full consideration of the rights granted by BuzzFeed to the Licensed Content, NBCU will have the right to sell advertising inventory against the Licensed Content on Peacock and other NBC Entities streaming services, and NBCU will pay BuzzFeed [***]% of the net advertising revenues received by NBCU for the sale of such inventory.

6. Ad Sales

●      NBCU shall be the exclusive sales representative for all BuzzFeed inventory, including HuffPost inventory, on Apple News. NBCU shall pay BuzzFeed [***]% of net revenue from such sales.

●      Buzzfeed shall endeavor to spend $1M during the first contract year of the Term with NBCU to promote Buzzfeed Commerce initiatives on Apple News and other relevant NBCU products, including Digital Video.

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7. News	Buzzfeed will provide 200M impressions per year of the Term driving traffic from across the BuzzFeed Platform and third-party social media platforms to NBC News properties (NBC News, MSNBC, CNBC) via display units, cross promotional links and content recommendation units, which shall in each instance contain a link to the relevant content on the applicable NBC News property. The parties will each designate executive sponsors who will, at the commencement of each year of the Term, meet to review and discuss BuzzFeed’s plans to fulfill its obligations under this provision.
8. Assignment	No party to this Term Sheet shall have the right to assign this Term Sheet, or any right, responsibility or obligation arising hereunder, without the prior written consent of the other party. Any attempt to assign or transfer this Term Sheet, or any right, responsibility or obligation arising hereunder, other than in accordance with this provision shall be null and void. Notwithstanding the foregoing, either party may assign this Term Sheet, or any right, responsibility or obligation arising hereunder, without the prior written consent of the other party (but with thirty (30) days’ prior written notice) (a) to any person or entity that controls, is controlled by, or is under common control with, such party at such time or (b) by consolidation, merger, operation of law or in any transaction resulting in a change of control of such party, or to an acquiror of all or substantially all of the assigning party’s assets; provided that in the case of any transaction or assignment within the meaning of clause (b) above, such transaction or assignment shall not be consummated or given effect, as the case may be, unless the acquiror, surviving entity, transferee or assignee, as the case may be, agrees in a form reasonably acceptable to the non-assigning party to be bound by all of the provisions of this Term Sheet.

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9. Other

•      The parties will each designate executive sponsors who will, on a quarterly basis, review KPI’s and progress towards annual goals. During such quarterly reviews, the parties may also discuss in good faith replacing any provisions of this Term Sheet with other partnership opportunities, which shall be subject to mutual agreement in writing. Until such time (if ever) as the parties reach such mutual agreement in writing, all provisions of this Term Sheet will continue to apply.

•      The parties will discuss in good faith the following:

•      Extending NBCU’ s rights and BuzzFeed’ s obligations set forth in the Content, Ad Sales and News sections above to any additional online properties acquired [***];

•      Buzzfeed providing NBCU with continued access to BuzzFeed data products for marketing purposes;

•      Additional ad sales opportunities including privacy-compliant data sharing;

•      Commerce syndication partnership between BuzzFeed Shopping and NBC News commerce products; and

Distribution of audiovisual clips of NBCU content across the BuzzFeed Platform.

10. Confidentiality	Neither party will disclose the terms of their relationship under this Term Sheet, or any information or materials exchanged pursuant to this Term Sheet, except as required by law. No press release or other public announcement will be made unless mutually approved in writing by each party.

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IN WITNESS WHEREOF, the parties have caused this Term Sheet to be executed and delivered by their duly authorized officers as of the date first written above.

NBCUNIVERSAL MEDIA, LLC		BUZZFEED, INC.
By:		By:
Name:	Anand Kini	Name:	Jonah Peretti
Title:	Chief Financial Officer	Title:	Chief Executive Officer
Date:		Date: 6/23/2021

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Exhibit A

Peacock Content License Agreement

PEACOCK

CONTENT LICENSE AGREEMENT

This Content License Agreement (this “Agreement”) is entered into by and between Peacock TV LLC, a Delaware limited liability company with an address at 30 Rockefeller Plaza, New York, NY 10112 (“Licensee”) and the Licensor set forth below. This Agreement consists of (i) the Principal Terms set forth below, (ii) the Standard Terms and Conditions attached as Exhibit A, and (iii) the Licensed Content Schedule attached as Exhibit B. For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Licensor	Company Name: BuzzFeed, Inc. Company Address: 111 E. 18th Street, New York, NY 10003 Country/State of Incorporation:
2. Term	The term of this Agreement shall commence on (“Effective Date”) and shall end upon the expiration of the last-to-expire availability period of any Licensed Content hereunder (the “Term”). The availability period of the Licensed Content, including any applicable extensions or renewals thereof, shall be as set forth in the Licensed Content Schedule.
3. Licensed Content	The audiovisual content set forth in the Licensed Content Schedule (as such schedule may be supplemented or amended from time to time by mutual agreement of the parties), including in each case all associated metadata and all cleared and available marketing and promotional materials (collectively, the “Licensed Content”). The Licensed Content shall not contain any product or brand integration without the prior written approval of Licensee.
4. Territory	Worldwide, subject to any territorial restrictions set forth in the Licensed Content Schedule.
5. Service	The video programming service currently branded “Peacock” which may be made available in the Territory on both an ad-free and/or ad-supported basis.

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6. Rights Granted	Licensor grants Licensee the non-exclusive right and license to make the Licensed Content available on the Service during its availability period in all languages and formats on an on-demand and/or digital linear basis, and to use the Licensed Content in connection with the advertising, promotion and marketing thereof, all as more fully set forth in the Standard Terms and Conditions and subject to any rights restrictions indicated in the Licensed Content Schedule with respect to each item of Licensed Content.
7. Advertising Revenue Share	For any Licensed Content made available via a Service offering that includes advertising in the Licensed Content (“Ad-Supported Service Offering”), Licensee will pay Licensor [***]% of Licensee’s net advertising revenues in accordance with Section 5(a) of the Standard Terms and Conditions.
8. Licensee Marketing Obligations	[INSERT AGREED OBLIGATIONS]
9. Delivery	Licensor will deliver the Licensed Content (including, for clarity, all associated metadata and cleared and available marketing and promotional materials) in accordance with Licensee’s standard materials delivery specifications and requirements for the Service, as may be updated from time-to-time by Licensee during the Term.

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These Principal Terms, together with the Standard Terms and Conditions and the Licensed Content Schedule, collectively constitute the entire agreement between Licensee and Licensor with respect to the subject matter hereof, all previous understandings whether oral or written having been merged herein, and no representations or warranties have been made other than those expressly set forth herein. This Agreement may be executed in counterparts.

ACCEPTED AND AGREED:

BuzzFeed, Inc.		Peacock TV LLC

By:		By:
(Signature)		(Signature)

Jonah Peretti
(Print Name)		(Print Name)

Title:	Chief Executive Officer	Title:

Date:	6/23/2021	Date:

Address:	111 E. 18th Street New York, NY 10003

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Exhibit A

Standard Terms and Conditions

1.              Principal Terms. Terms used but not defined in this Exhibit A have the meanings provided in the Principal Terms above. In the event of a conflict between the terms and conditions set forth in the Principal Terms and these Standard Terms and Conditions, the terms and conditions set forth in the Principal Terms shall control.

2.              Materials. Licensor shall, at Licensor’s sole cost and expense, deliver the following to Licensee in accordance with Licensee’s standard materials delivery specifications and requirements:

(a)            Program Materials. All audiovisual programs set forth on the Licensed Content Schedule (“Licensed Programs”), along with (i) associated metadata, (ii) such cleared and available marketing and promotional content and other materials associated with such programs as may be requested by Licensee (e.g., key art, trailers, clips, title treatments, summaries, synopses, etc.) (collectively, the “Licensor Promotional Materials”), and (iii) correct and complete music cue sheets and available promo scripts consistent with performance rights society requirements as may be requested by Licensee. For clarity and without limitation to any other rights herein, Licensee may use and display the metadata as Licensee reasonably determines necessary in connection with Licensee’s development, testing and operation of the Service (e.g., for search or recommendation functionality).

(b)            Regulatory Compliance. English closed captions (and Spanish closed captions if original Spanish language titles are provided) and available audio description files, along with the following as available and upon request: Spanish and/or other language files (closed captions, subtitles and dubs) and other documentation and materials for the Licensed Content as may be required and in a manner sufficient to allow Licensee to comply with all applicable laws, rules and regulations, including without limitation to the extent applicable, the Twenty-First Century Communications and Video Accessibility Act, the Children’s Television Act, the Pence Amendment (as set forth in 18 U.S.C. §§ 2256 et seq. and 28 C.F.R. §§ 75.1 et seq.), and the FCC rules implementing the foregoing, including, without limitation, 47 C.F.R. §§ 76.1700, and 79.1 et seq.. With respect to the closed captions supplied by Licensor, Licensor certifies that it has in the ordinary course of business adopted and follows the Best Practices set forth in the Section 79.1(k)(1) of the FCC’s rules (47 C.F.R. § 79.1(k)(1)). Upon request, Licensor shall provide Licensee with written certification of compliance with the closed captioning obligation and all applicable laws, rules and regulations. In the event any such documentation or materials are unavailable or otherwise not provided by Licensor for the Licensed Content, Licensee reserves the right to create and use such materials as Licensee determines necessary in its sole discretion.

3.              Rights.

(a)            Service Rights. Without limiting any of the rights granted to Licensee in the Principal Terms, Licensee shall have the right to publicly perform, display, exhibit, distribute, transmit, receive, duplicate, market, promote and otherwise make available and exploit the Licensed Content on the Service throughout the Territory via any and all means and methods of media transmission on any device, interface or platform, in each case whether now known or hereafter devised, in all languages (subtitled and/or dubbed) in both SD and HD, along with any other formats or feeds made available by Licensor (e.g., 3D, 4K, alternate versions and/or other augmented or enhanced feeds, alternate time zone feeds) during the availability period on an on-demand and digital linear basis with respect to each item of Licensed Content, subject to any FVOD, AVOD, SVOD and/or digital linear rights restrictions indicated on the Licensed Content Schedule. The foregoing rights shall include the right to install, copy, store, compress, uncompress, encode, encrypt, decode, decrypt, cache and otherwise technically modify (including for adaptive bit-rate streaming) the Licensed Content to the extent necessary for the operation of the Service and the use of the Licensed Content as permitted hereunder. When offered on a paid subscription basis, a monetary fee or reasonably equivalent value shall be paid by or on behalf of the applicable account to access the Service either on a standalone basis or as part of a bundle with other goods or services, with the exception of free trials, limited promotions, other sales and marketing initiatives and accounts Licensee makes available for development, demonstration, testing, publicity and other similar purposes, as Licensee may determine in its sole discretion.

(b)            Promotional Rights. Subject to applicable guild restrictions and any pre-existing third party contractual restrictions consistent with this Agreement of which Licensor notifies Licensee in writing in advance, Licensee shall have the right to copy, reproduce, reformat, modify and otherwise use excerpts from and references to the Licensed Programs and the Licensor Promotional Materials to create its own marketing and promotional content (such Licensee- produced marketing and promotional content, together with the Licensor Promotional Materials, the “Promotional Materials”), and Licensor grants Licensee the right to use the (i) Promotional Materials, (ii) the names and likenesses of the characters, persons and other entities appearing in or connected with the production of Licensed Content (“Names and Likenesses”), and (iii) subject to Licensor’s written trademark guidelines provided to Licensee in writing in advance, Licensor’s name, logos, trademarks, service marks and other indicia included with the Licensed Content or otherwise provided by Licensor for use hereunder (collectively, “Licensor Marks”) to advertise, publicize and promote, or authorize the advertising, publicity and promotion of, the Service and the availability of the Licensed Programs on the Service, including in connection with Licensee’s sale of advertising related thereto, in any and all means and methods of media distribution in the Territory prior to and during the availability period of the associated Licensed Content, provided that Licensee will not use the Names and Likenesses so as to constitute an express endorsement or testimonial of any party, product or service and Licensee acknowledges that as between Licensee and Licensor, the Licensor Marks are the exclusive property of Licensor and all use of the Licensor Marks hereunder will inure to the benefit of Licensor. In the event Licensor notifies Licensee of any legal issue or complaint arising out of or relating to Licensee’s use of any Promotional Materials hereunder, Licensee shall use commercially reasonable efforts to modify, mitigate and/or cease further use of any such Promotional Materials in such manner.

(c)            Permitted Editing. Licensee shall have the right to make minor edits and modify the Licensed Content as Licensee may determine necessary to: (i) comply with standards and practices, (ii) insert ratings, content advisories and other on-screen Service-related elements (e.g., Service ID’s, bugs, pop ups and logos, etc.), (iii) conform with Service and/or platform formats, metadata guidelines and technical specifications, (iv) insert advertising and/or promotional breaks and associated on-screen visual and audio elements, (v) caption, translate, create audio descriptions, dub and/or subtitle any Licensed Content, (vi) reposition, speed up and/or squeeze the end credits and/or (vii) comply with all applicable laws, rules or regulations.

(d)            Advertising. Licensee or its designees shall control all advertising on the Service, including in connection with the Licensed Content, and, subject to Section 5(a) below, Licensee shall retain any and all revenues from the sale or use of any such advertising. All such advertising shall be exhibited on the Service in accordance with Licensee’s generally applied advertising standards, guidelines, format specifications and requirements for the Service as may be modified or updated by Licensee from time to time.

(e)            Availability. Licensee shall have the right, in its sole discretion, to determine if and on what basis any or all of the Licensed Content is exploited on the Service, subject to the rights granted and other terms of this Agreement, including any rights restrictions expressly set forth in the Licensed Content Schedule. For clarity, Licensee is not obligated to, and may elect not to, exploit any or all of the Licensed Content for any reason or no reason, including, without limitation, as a result of a determination by Licensee that the Licensed Content may be the subject of a legal issue or claim or is otherwise inconsistent with Licensee’s brand, standards or practices.

(f)             Control. As between the parties hereto, Licensee shall solely control all aspects of the Service, including, without limitation, all features of the Service, the terms under which the Service is made available to users, the applications, platforms and locations through which the Service is made available and the marketing and promotion thereof.

4.              Withdrawal. Licensee shall have the right, in its sole discretion, to withdraw any or all Licensed Program(s) from the Service at any time during the Term for any reason or no reason. Licensor shall have the right to withdraw any or all Licensed Program(s) from the Service (a) unless the parties have expressly agreed in writing to a specified availability period for such Licensed Program(s), upon sixty (60) days’ written notice to Licensee for any reason or no reason, or

(a)            upon reasonable advance written notice in the event that Licensor determines in good faith that the exhibition of such Licensed Program(s) on the Service is reasonably likely to infringe upon the rights of any third party or violate any law.

5.              Payments; Reporting.

(a)            Advertising Revenue Share. For Licensed Programs made available via an Ad-Supported Service Offering, Licensee will pay Licensor [***].

(b)            Payments. Licensee will make payments and provide or make available statements to Licensor during the Term in which Licensed Programs are commercially distributed as part of the Service in accordance with its generally applicable practices for the Service, which, as of the Effective Date is on a quarterly basis within 60 days after the end of the applicable quarter. If the payment due is less than $1,000, then Licensee may withhold such amount until the next payment period in which earnings exceed $1,000. Licensee’s payment obligations are subject to Licensor providing all required documentation as requested by Licensee. For the avoidance of doubt, Licensor acknowledges that it is not guaranteed any amounts under this Agreement.

(c)            Taxes. Licensor shall be responsible for the payment of any federal, state, local, foreign or other taxes, fees, assessments or charges of any kind whatsoever related to the payments to Licensor, or any related penalties and interest in connection therewith, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, exclusive of any such taxes based on Licensee’s net income.

(d)            Reporting. Licensee will provide or make available to Licensor usage and viewing information for the Licensed Programs on the Service in accordance with Licensee’s generally applicable practices for third party licensors of content for the Service on the terms set forth in this Agreement, which as of the Effective Date, are on a monthly basis during the Term in which Licensed Programs are commercially distributed as part of the Service within 60 days after the end of the applicable month. Licensor acknowledges that all such information is based on estimated usage and viewing numbers and is subject to change prior to Licensee’s delivery of the applicable quarterly payment statements.

(e)            Fraudulent Traffic. Licensee will not be liable for any payment based on any views, impressions, clicks or traffic generated from: (i) users who are directly or indirectly paid for or otherwise receive economic benefit from viewing or selecting content or advertisements; (ii) any artificial, forced, mechanical, electronic data mining or similar automatic or automated functions, including without limitation, any click spam, robots, macro program, Internet agent or similar means or device; and (iii) any other automated, deceptive, malicious, fraudulent or other invalid means that are not a genuine instance of a user selecting and viewing content or associated advertising as determined by Licensee or its third party content or advertising partners (collectively, “Fraudulent Traffic”). Licensor will not, and will not authorize or encourage any third party to, directly or indirectly generate any Fraudulent Traffic, and Licensee reserves the right to investigate, at its own discretion, any activity that may violate this Agreement.

6.              Authorized Third Parties. Licensee shall be entitled to authorize third party distributors, platforms and/or resellers in connection with the offering, sale and distribution of the Service and other third party subcontractors to exercise Licensee’s rights hereunder, including but not limited to for purposes of serving, hosting, data processing, communications, storage, encoding, fulfillment, financial, billing and collection, marketing, promotion and distribution of the Service.

7.              Confidentiality. Each party shall maintain in confidence the terms and provisions of this Agreement and all non- public information derived from the other party in performing the obligations herein, including without limitation payment terms and reporting information (collectively “Confidential Information”), and neither party shall reveal the same to any third party other than their employees, agents and representatives, in all cases, on a need-to-know basis and provided that such persons are bound by confidentiality obligations no less restrictive than this Section. Confidential Information does not include information that (a) the recipient rightfully possessed without a duty of confidentiality before obtaining it from the discloser; (b) is or becomes generally available to and known by the public through no fault of the recipient; (c) the recipient received on an unrestricted basis from a source unrelated to either party and not under a duty of confidentiality with respect to the information; or (d) the recipient developed independently. Each party acknowledges that the exceptions identified in the preceding sentence do not apply to the existence and terms of this Agreement. Recipient shall maintain in confidence discloser’s Confidential Information and protect that Confidential Information from any unauthorized disclosure, access, use, destruction, alteration or loss, exercising at least the same degree of care as recipient exercises for its own confidential and proprietary information, but not less than a reasonable degree of care. Recipient shall not use discloser’s Confidential Information, except as necessary to comply with laws or court orders, in which case, recipient shall redact such information to the greatest extent permitted by law.

8.              Representations and Warranties.

(a)            By Licensor. Licensor represents and warrants that:

(i)              it has the full right, power, and authority to enter into and fully perform its obligations under this Agreement and grant the rights granted by Licensor hereunder;

(ii)              it has not and will not undertake any act or omission, and has not and will not enter into any agreement, which would violate or conflict with any of the rights granted to Licensee or Licensee’s exercise thereof, or prohibit or otherwise interfere with the performance of Licensor’s obligations, under this Agreement;

(iii)              it owns and/or controls all rights, licenses, consents and permissions in and to the Licensed Content, including the Licensed Programs, Licensor Promotional Materials, Licensor Marks, metadata, and any and all other materials provided or otherwise made available by or on behalf of Licensor to Licensee hereunder (collectively, the “Delivery Materials”) to the extent necessary to grant the rights, licenses and privileges granted to Licensee herein, and the Delivery Materials and the exercise of the rights granted to Licensee hereunder do not and will not violate or infringe upon the intellectual property, proprietary or moral rights of any person, firm or entity, or otherwise give rise to any adverse claim with respect to any common law or other right of any person, firm or entity;

(iv)              Licensor has obtained and will continue to obtain and maintain throughout the Term all rights, licenses, releases, and clearances with respect to the Delivery Materials required for the exercise of the rights granted to Licensee hereunder, and except as set forth herein, (A) there are not and will not be payments of any kind required to be made by Licensee as a result of any exercise of the rights granted to Licensee herein, and (B) Licensor shall be responsible for all material obligations and has paid or will pay all license fees, guild residuals, laboratory charges, wages, reuse fees, and other payments to any third parties necessary in connection with the Licensed Content or Licensee’s exploitation of any of the rights granted to Licensee herein, excluding any music performance fees for which Licensee is responsible pursuant to Section 8(a)(v) below;

(v)              the performing rights of all musical compositions contained in the Delivery Materials are (A) controlled by ASCAP, BMI, SESAC or GMR and available for license by Licensee from the publisher(s) controlling such rights, (B) owned by or licensed to Licensor so no additional licenses or payments are payable with respect to the exploitation hereunder, or (C) in the public domain worldwide; subject to the foregoing, Licensee will be responsible for any music performance fees arising out of its exploitation of the musical compositions in the Licensed Content hereunder; and

(vi)              the Delivery Materials will not (A) contain any cookies or other tracking technologies or otherwise provide for any method of data collection from Licensee, the Service or users thereof, or (B) include or introduce into Licensee’s systems any virus, worm, “back door,” “Trojan Horse,” drop dead device, time bomb, spyware, adware or other malicious, harmful, destructive or disruptive code, component or device, including any code, component or device that may cause a security incident or damages to systems, or is capable of facilitating any of the foregoing.

(b)            By Licensee. Licensee represents and warrants that it has the full right, power, and authority to enter into and fully perform its obligations under this Agreement.

(c)            Disclaimer of Additional Warranties. EXCEPT FOR ANY EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED BY THE PARTIES IN THIS AGREEMENT, THE PARTIES PROVIDE NO FURTHER REPRESENTATIONS AND WARRANTIES AND HEREBY EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES.

9.              Indemnification.

(a)            By Licensor. Licensor will, during and after the Term, defend, indemnify and hold harmless Licensee, its parent, subsidiary and affiliate companies, the respective successors and assigns of each, and the respective officers, directors, agents, and employees of each from and against any and all third party claims, actions, damages, losses, liabilities, and expenses (including reasonable attorney’s fees, collectively, “Claims”) arising out of or caused by (i) the promotion, marketing, distribution, exhibition or other use of any of the Delivery Materials in accordance with the terms of this Agreement, and/or (ii) the breach by Licensor of any of its representations or warranties or any provision of this Agreement.

(b)            By Licensee. Licensee will, during and after the Term, defend, indemnify and hold harmless Licensor, its parent, subsidiary and affiliate companies, the respective successors and assigns of each, and the respective officers, directors, agents, and employees of each, from and against any and all Claims arising out of or caused by (i) any unauthorized use of the Delivery Materials by Licensee or any unauthorized change to, or insertion of, material into the Delivery Materials by Licensee, provided that the applicable Claim would not have arisen but for such unauthorized use, change or insertion, and/or (ii) the breach by Licensee of any of its representations or warranties or any provision of this Agreement.

(c)            Procedure. The party entitled to indemnification hereunder (the “Indemnified Party”) shall (i) promptly notify the other party (the “Indemnifying Party”) in writing of any Claim for which indemnity is sought, provided that failure to provide such prompt notice will not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party is actually prejudiced by such failure, (ii) afford the Indemnifying Party the opportunity to assume control over the defense and settlement of such Claim, or otherwise participate in the resolution of such Claim, at the Indemnifying Party’s own expense and (iii) provide reasonable assistance in connection therewith at the Indemnifying Party’s expense and have the right, but not the obligation, to join in and be represented by the Indemnified Party’s own counsel, at the Indemnified Party’s own cost and expense. Neither party will enter into any settlement of any Claim hereunder if such settlement admits or concedes any fault or liability by the other party, or imposes a monetary obligation on the other party that is not covered by the indemnification, without the other party’s prior written consent.

10.            Termination.

(a)            Termination for Convenience. Either party may terminate this Agreement for any reason upon ninety (90) days’ prior written notice to the other party.

(b)            Termination for Cause. If either party is in breach of this Agreement and fails to cure such breach within thirty (30) days following written notice from the other party, the non-breaching party may terminate this Agreement upon written notice to the breaching party.

11.            Ownership; Feedback. As between the parties and subject to the rights granted by Licensor to Licensee herein with respect to the Delivery Materials, each party retains all right, title and interest in and to their respective proprietary and intellectual property, including, without limitation (i) with respect to Licensor, the Licensed Content, Promotional Materials (except as provided below) and Licensor Marks, and (ii) with respect to Licensee, the Service (including all content, data, domain names, user interfaces, “look and feel,” materials and technology contained thereon or used in connection therewith (other than Licensor’s property licensed to Licensee under this Agreement as set forth above), and all proprietary and intellectual property rights associated with any of the foregoing), Licensee’s names, logos, trademarks, service marks and other indicia, all data collected by or on behalf of Licensee in connection with the operation and distribution of Service, any original elements of any Promotional Materials created and/or developed by or on behalf of Licensee that are not from, or derivative of, the Delivery Materials, and any data or materials Licensee may provide or otherwise make available to Licensor for use relating to the Licensed Content or the Service. To the extent Licensor provides Licensee or any of its affiliates with any suggestions, ideas, or other feedback regarding or otherwise with respect to the Service (“Feedback”), Licensor hereby grants to Licensee, and Licensee and its affiliates will have, the right and license to freely use and exploit any such Feedback in any manner without restriction and without any requirement or obligation to compensate Licensor. This Agreement does not grant Licensor any license or other rights to any proprietary or intellectual property or technology owned or operated by Licensee or any of its affiliates, including, without limitation, Licensee’s names, logos, trademarks, service marks and other indicia. Nothing in this Agreement restricts any rights Licensee may have under applicable law or a separate agreement.

12.            Applicable Law; Arbitration; Remedies.

(a)            Governing Law. This Agreement will be construed and enforced in accordance with the internal, substantive law of the State of New York, without regard for its choice of law rules.

(b)            Mandatory Arbitration. ALL CONTROVERSIES, DISPUTES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT WILL BE DETERMINED PURSUANT TO THE MEDIATION AND ARBITRATION PROCEDURES OF JAMS, AND ADMINISTERED BY JAMS OR ITS SUCCESSOR (“JAMS”) IN ACCORDANCE WITH THE COMPREHENSIVE RULES AND PROCEDURES, INCLUDING THE OPTIONAL APPEAL PROCEDURE, OF JAMS (“JAMS RULES”), AS MODIFIED BY THIS AGREEMENT. THE PARTIES WILL ENDEAVOR FIRST TO ATTEMPT TO RESOLVE THE CONTROVERSY OR CLAIM THROUGH MEDIATION ADMINISTERED BY JAMS BEFORE COMMENCING ANY ARBITRATION. MEDIATION AND ARBITRATION WILL BE CONDUCTED IN NEW YORK, NEW YORK. ANY MEDIATION AND/OR ARBITRATION WILL BE CONFIDENTIAL (EXCEPT AS INFORMATION MAY BE REQUIRED IN ANY JUDICIAL PROCEEDING BROUGHT TO ENFORCE THESE ARBITRATION PROVISIONS OR ANY AWARD RENDERED HEREUNDER).

(c)            No Consequential Damages. Except with regard to its confidentiality obligations under Section 7, its indemnification obligations under Section 9 and/or the gross negligence or willful misconduct of a party, neither party will be liable for special, consequential, punitive or exemplary damages under this Agreement.

13.            Insurance. Licensor will procure and maintain, during the Term and for a period of not less than 3 years thereafter at no cost to Licensee, a Media Liability insurance policy (“Media Insurance”), with coverage of not less than [***] per claim, for the Licensed Content, insuring Licensee, its parent, subsidiary and affiliated companies, the sponsors and distributors of the Licensed Content and their respective advertising agencies (collectively, the “Licensee Parties”), against any and all liability resulting from the transmission hereunder of the Licensed Content. The Media Insurance will (a) be issued by a reputable insurance carrier and rated A-/X or better in Best’s Insurance Guides, (b) name the Licensee Parties as additional insureds, (c) be primary and not in excess of or contributory to any other insurance policies provided for the benefit of, or maintained by, Licensee, (d) contain an express waiver of any and all rights of subrogation that the insurers may have against Licensee, and (e) provide for at least thirty (30) days advance written notice to Licensee of any cancellation, non-renewal or other material change thereto. Upon request, Licensor will furnish Licensee with a certificate of media liability insurance covering Licensee’s authorized exhibitions and transmissions of the Licensed Content and satisfying, at a minimum, the coverage and term requirements specified above.

14.            No Publicity. Except in connection with Licensee’s promotion, marketing and exhibition of the Service and the Licensed Content in accordance with this Agreement, as a material obligation of this Agreement, neither party will use the other party’s names, brands, service marks or trademarks, or directly or indirectly reference or identify the other party, its products or services, or this Agreement, in any press release, advertising, case study or other public announcement, without such other party’s prior written consent in each instance.

15.            Assignment. Neither party may assign (whether by operation of law or otherwise) this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent may be granted, withheld, or conditioned in each party’s sole discretion; provided, however, that either party may assign this Agreement: (i) to an affiliate; (ii) to an acquirer in connection with any merger, consolidation, or sale of all or substantially all of such party’s assets; or (iii) in connection with any transaction or project of transactions resulting in a change of control of such party; provided that in the case of Licensor, Licensor shall provide Licensee with prior written notice, and in the case of Licensee, Licensee may in its sole discretion provide Licensor with prior written notice. Any attempt to assign or transfer this Agreement other than in accordance with this section will be null and void ab initio. Subject to the foregoing, this Agreement will be binding on each party and its respective successors and assigns.

16.            Notices. Any notice, request or demand given hereunder will be in writing and delivered in person, by express, next-day mail with written receipt of delivery, or by electronic mail (with confirmed receipt of transmission) to the respective addresses of the parties set forth on the signature page, unless such addresses are changed by written notice. In addition, any notice to Licensee shall include a copy delivered in person, or by express, next-day mail to:

Peacock TV LLC

Business and Legal Affairs

30 Rockefeller Plaza

New York, NY 10112

ATTN: General Counsel

17.            No Joint Venture. Nothing herein contained will be construed to create a partnership or joint venture between the parties or to make either party the employee or agent of the other.

18.            No Waiver. No waiver of a breach will be deemed to be a waiver of any preceding or succeeding breach. Failure on the part of any party to complain of any failure to act of the other party or to declare the other party in default, irrespective of how long the failure continues, will not constitute a waiver by the party of its rights under this Agreement.

19.            Severability. If any provision of this Agreement shall for any reason be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

20.            Survival. Following the termination or expiration of this Agreement, any provision which, by its nature or express terms should survive, will survive such termination or expiration.

Exhibit B

Licensed Content Schedule

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